EXHIBIT 21

   SUBSIDIARIES OF REGISTRANT

   Name of Subsidiary                                Jurisdiction of
   Incorporation

   Bando McGlocklin Small
     Business Lending Corporation                         Wisconsin

   Bando McGlocklin Investment Company(1)            Wisconsin

   Lee Middleton Original Dolls, Inc.(2)                  Wisconsin

   License Products, Inc.(2)                              Wisconsin


   (1) The registrant owns 100% of the non-voting stock and 99% of the equity stock

   (2) Bando McGlocklin Investment Company owns 51% of the common stock of these companies